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Exhibit 4.24

DEVELOPMENT AND TRANSFER AGREEMENT

        This Agreement made as of the Effective Date (as defined below):

BETWEEN:

  CARDIOME Pharma Corp., a corporation incorporated under the laws of Canada, with an office at 3650 Wesbrook Mall, Vancouver, B.C. V6S 2L2, Canada ("CARDIOME")

AND:

  UCB Farchim S.A., a corporation duly incorporated under the laws of Switzerland, with an office at Z.I. de Planchy, Chemin de Croix-Blanche 10, P.O. Box 411, CH-1630 Bulle, Canton of Fribourg, Switzerland (hereinafter referred to as "FARCHIM")

WHEREAS

A.
FARCHIM is a pharmaceutical company with unique expertise and abilities, focused on but not limited to the research, development, manufacturing and marketing of drugs in the respiratory field;

B.
CARDIOME is a drug discovery and development company focused on developing proprietary drugs for cardiovascular indications;

C.
The Parties have entered into a Confidentiality Agreement dated June 13, 2000 (the "Confidentiality Agreement");

D.
The Parties have entered into a PCT Patent Agreement dated June 04, 2002 (the "PCT Patent Agreement"); and

E.
CARDIOME and FARCHIM desire to set out in this Agreement (the "Agreement") the terms which shall govern the transfer of intellectual property and the development of new compounds, and such other terms and conditions as set out in here, between CARDIOME and FARCHIM;

NOW THEREFORE in consideration of the mutual covenants, premises and agreements herein contained and made to be performed by the Parties hereto, it is mutually agreed as follows:

ARTICLE 1—DEFINITIONS

1.1
"Affiliates" means with respect to a Party (i) any company or entity owned or controlled by said Party, or (ii) any company or entity which owns or controls, directly or indirectly said Party, or (iii) any company or entity owned or controlled by any of the foregoing. As used in this Article, "control" means (iv) that an entity or company directly or indirectly owns fifty percent (50%) or more of the issued voting stock of another entity, or (v) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

1.2
"$" or "dollars" means United States dollars.

1.3
"Arising Patent(s)" means one or more patents filed by or on behalf of FARCHIM or any Affiliate, licensee or sublicensee of FARCHIM:

(i)
after the Effective Date on which a CARDIOME Employee is named as an inventor for inventions made prior to the Effective Date; or

(ii)
on inventions conceived or made that arise or result, directly or indirectly, in whole or in part, from access to the Know How; or

(iii)
covering any improvement, derivative, analog or other modification of the Existing Compounds; or

  (iv)
  that arises or results from the Development Program;

  and any member of the Patent Family of any such patent.

1.4
"Billion" means 1,000,000,000.

1.5
"Development Program" means that program for all research and development and regulatory approval with a goal of leading to commercialization of one or more Product(s), whether conducted by CARDIOME or FARCHIM, its Affiliates, licensees or sublicensees, at any time after the Effective Date, including, without limitation, the Initial Discovery Phase, as defined in Section 5.2.

1.6
"Effective Date" means the last date on which a Party affixes its signature to this Agreement.

1.7
"Employee" means any employee, agent or consultant or other Person authorized to perform work on behalf of a Party or its Affiliates, licensees or sublicensees.

1.8
"Existing Compound" shall mean

(i)
any compound synthesized or designed by CARDIOME prior to the Effective Date and covered by a Valid Claim of the Existing Patents in any jurisdiction, and

(ii)
any other compound covered by a Valid Claim of the Existing Patents in any jurisdiction.

1.9
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CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.10
"NDA" means New Drug Application/Marketing Application or its equivalent in any jurisdiction.

1.11
"FDA" means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in the United States of America.

1.12
"Future Compounds" means any compound other than an Existing Compound.

1.13
"Initiation of 4 week safety screening" means initiation of a minimum 4 week toxicology study in any species as required by the FDA, or its equivalent non-US authority, prior to testing in humans.

1.14
"knowledge" or "best of its knowledge" means, in respect of a Party, the actual knowledge of the officers or the director of intellectual property of a Party, or any person, whether internal to CARDIOME or external to it, involved in the preparation, filing and/or prosecution of the Existing Patents without a duty of inquiry.

1.15
"Know How" means all data, documents and technical information in whatever form in the possession or control of CARDIOME relating to the Existing Patents and the Existing Compounds.

1.16
"NDA Approval" means approval of NDA by the FDA or its equivalent non-US authority.

1.17
"Net Sales" means the gross amount invoiced to Third Party wholesalers, hospitals or other customers (hereafter the "Customers"), whether by either FARCHIM or CARDIOME as appropriate, their respective Affiliates, licensees, sublicensees or distributors, for the sale of the Products, minus

(i)
customary trade, quantity and cash discounts, actually allowed and taken, for each of the Products,

  (ii)
  allowances for credits actually given to Customers for rejected or returned products,

  (iii)
  costs of freight and insurance, if same are included in the gross amount invoiced and

  (iv)
  value added tax, sales tax, excise taxes, duties or other governmental charges, if same are included in the gross amount invoiced, but not including taxes assessed on income derived from such sales.

  No deductions shall be made from Net Sales for the items above except to the extent of amounts for such items actually granted or paid with respect to the Product; provided that a Party may reconcile such amounts within a given calendar quarter.

  No deductions shall be made from Net Sales for commissions paid to individuals whether they are with independent sales agencies or are regularly employed by a Party or its Affiliates or licensees or sublicensees and are on its or their payroll, or for the cost of collections.

  Components of Net Sales shall be determined in the ordinary course of business using the accrual method of accounting in accordance with International Accounting Standards, provided that a Party may reconcile such amounts within a given calendar quarter.

  In the event a Party transfers Product to a Third Party in a bona fide arm's length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm's length transaction, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by a Party in an arm's length transaction with similar Customers, and if there is no such price, then the fair market value thereof.

1.18
"Party" means each of CARDIOME and FARCHIM individually, and "Parties" means CARDIOME and FARCHIM collectively.

1.19
"Patent Family" means applications and granted patents, continuations, continuations-in-part, divisionals, foreign equivalents and the like which share a common priority, as well as extensions thereof.

1.20
"Product" means any product incorporating any of the following:

(i)
an Existing Compound;

(ii)
any improvement, derivative, analog or other modification of the Existing Compounds;

(iii)
a compound, the manufacture, use or sale of either of which infringes a Valid Claim of an Arising Patent in any jurisdiction.

1.21
"Purchased Assets" means the Existing Patents and the Know How.

1.22
"Third Party" shall mean any entity other than CARDIOME or FARCHIM or an Affiliate or licensee or sublicensee of CARDIOME or FARCHIM.

1.23
"Valid Claim" means a claim of an issued and unexpired patent (or corresponding patent application provided that original application containing such claim has not been pending for more than ten (10) years) in a country covering Product, which (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; or (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. In the event that a claim of an issued patent is held by a court or other governmental agency of competent jurisdiction to be unenforceable, unpatentable or invalid, and such holding is reversed on appeal by a higher court or agency of competition jurisdiction, such claim shall be reinstated as a Valid Claim hereunder.

ARTICLE 2—TRANSFER OF PROPERTY OF EXISTING PATENTS AND KNOW HOW, AND WARRANTIES

2.1
In consideration of the payments contemplated by Article 8, CARDIOME hereby sells, transfers, conveys, assigns and delivers the Purchased Assets to FARCHIM.

2.2
CARDIOME warrants as of the Effective Date that:
(i)	to the best of its knowledge:
(A)
in respect of each of the applications which form a part of the Existing Patents, CARDIOME has made full and accurate disclosure in all material respects both in applying for same and in submitting the information disclosure statements with respect to same; and
(B)
CARDIOME does not use, nor is it currently required to use, in relation to the Purchased Assets, any intellectual property rights except the Purchased Assets, in the manufacture and use of the Existing Compounds.
(ii)
CARDIOME has not received notice from a Third Party of any infringement of the intellectual property rights of others in connection with the Purchased Assets, nor, to the best of its knowledge, are there any Third Party rights which would be infringed by the manufacture, sale or use of the Existing Compounds.
	(iii)	Excluding claims for infringement unknown to CARDIOME, CARDIOME is the beneficial and legal owner of the Purchased Assets.
(iv)
CARDIOME is not obligated to grant, and there are not now outstanding any agreements, contracts, assignments, licenses or sublicenses (whether formal or informal) with any person under which CARDIOME has granted any intellectual property rights in respect of the Purchased Assets, other than licenses or agreements to use confidential information for the purpose of evaluating or analyzing that information.
	(v)	CARDIOME has no notice in writing of any claims from its Employees or any other oppositions now outstanding in relation to intellectual property rights in the Purchased Assets.
(vi)
Subject to the following sentence, to the best knowledge of CARDIOME all the Existing Patents are subsisting and all renewal and other fees in respect thereof due in respect thereof the period up to the Effective Date have been paid. FARCHIM is responsible for all fees associated with the PCT Patent Agreement, and the PCT Patents referred to therein.
	(vii)	To the best of the knowledge of CARDIOME, no Third Party is infringing any of the Existing Patents.
(viii)
Except as referred to in Section 2.2(iv), CARDIOME has not disclosed, and is not obliged to disclose any confidential information relating to the Existing Patents or the Know How to any person other than its Employees whose province it is to know the same and who have a duty of confidentiality in respect of the same.
2.3
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT:

(i)
NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY CARDIOME TO FARCHIM THAT THE PURCHASED ASSETS ARE NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY

  (ii)
  NEITHER PARTY MAKES ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS OR THE EXISTING COMPOUNDS OR ANY FUTURE COMPOUNDS.

2.4
NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUCCESS OF THE DEVELOPMENT PROGRAM, THE SUCCESS OF THE MARKETING AND COMMERCIALIZATION OF THE EXISTING COMPOUNDS OR ANY FUTURE COMPOUNDS OR THE COMMERCIAL UTILITY OF THE EXISTING COMPOUNDS OR ANY FUTURE COMPOUNDS.

2.5
EXCEPT FOR LIABILITY FOR INFRINGEMENT IN BREACH OF ARTICLE 4 OR ABANDONMENT OF INTELLECTUAL PROPERTY RIGHTS OR BREACH OF THE OBLIGATION TO PAY COSTS AND ROYALTIES UNDER SECTION 7.3, ROYALTIES UNDER ARTICLE 9 OR BREACH OF THE OBLIGATIONS RESPECTING CONFIDENTIAL INFORMATION OR LIABILITY FOR PRODUCT LIABILITY UNDER SECTION 14.1(ii), IN NO EVENT WILL CARDIOME'S TOTAL CUMULATIVE LIABILITY TO FARCHIM UNDER THIS AGREEMENT EXCEED THE TOTAL OF ALL REMUNERATION PAID BY FARCHIM TO CARDIOME PURSUANT TO ARTICLE 8.

2.6
ANY CLAIM RESPECTING THE FOREGOING WARRANTIES MUST BE MADE IN WRITING BY FARCHIM TO CARDIOME WITHIN TEN (10) YEARS OF THE EFFECTIVE DATE.

2.7
FARCHIM shall have the right to license the rights assigned hereunder to its Affiliates, FARCHIM hereby unconditionally guarantees the performance of any such Affiliates hereunder as if they were signatories to this Agreement to the extent the performance or lack of performance is a breach of this Agreement. A breach by any such Affiliate of any such obligation shall constitute a breach by FARCHIM of this Agreement and shall entitle CARDIOME to exercise its rights hereunder, in addition to any other rights and remedies to which CARDIOME may be entitled. FARCHIM shall also have the right to license the rights assigned hereunder to Third Parties, subject to the following. FARCHIM shall give CARDIOME prompt notice of the execution of any license. Such licenses shall terminate upon the termination of FARCHIM's rights granted herein. Each license shall contain covenants by the licensee for the benefit of CARDIOME and FARCHIM to observe and perform comparable to FARCHIM's covenants under Sections 2.3, 2.4, 2.5, 2.6 and Article 14. In the event FARCHIM grants licenses to others to sell Products, such licenses shall include an obligation for the licensee to account for and report its Net Sales on the same basis as if such sales were Net Sales by FARCHIM, and CARDIOME shall receive royalties from FARCHIM in the same amounts as if the Net Sales of the licensee were Net Sales of FARCHIM.

2.8
FARCHIM shall be liable to CARDIOME to pay any milestone, royalty or other remuneration hereunder in respect of each licensee's activities as if such licensee were FARCHIM hereunder.

ARTICLE 3—ENTRY INTO NATIONAL PHASE OF CERTAIN PATENTS—PCT PATENT AGREEMENT

        CARDIOME and FARCHIM acknowledge and agree that, pursuant to the PCT Patent Agreement, CARDIOME assigned certain PCT patent applications to FARCHIM to be held in trust by FARCHIM for CARDIOME, in order to facilitate the payment and recordation of such patent applications in FARCHIM's name in contemplation of the execution of this Agreement. The patent applications assigned thereby form a part of the Purchased Assets, and, upon execution of this Agreement by both Parties, such applications are now owned by FARCHIM, the assignment back from FARCHIM to CARDIOME is of no further force and effect, and CARDIOME will destroy or deliver up to FARCHIM the original of same. The PCT Patent Agreement is therefor hereby cancelled and shall be of no further force or effect.

ARTICLE 4—LICENSE TO CARDIOME FOR CARDIOVASCULAR INDICATIONS

4.1
FARCHIM hereby grants to CARDIOME a perpetual, world-wide exclusive license, with the right to grant sub-licenses, at the royalty rates set out in Article 9 to the Purchased Assets and the Arising Patents and the know how related thereto for Cardiovascular Indications, which CARDIOME shall exploit at its own risk and without any possible recourse of whatever nature against FARCHIM or any of its Affiliates under this Article 4, except as set out in Section 4.2. For the purposes of this Agreement, "Cardiovascular Indications" means heart failure, coronary artery disease, arterial hypertension or systemic hypertension, arrhythmias (including atrial, nodal, and ventricular), hypertension, peripheral vascular disorders, shock, endocarditis, pericardial disease, cardiac tumors, vaivular heart disease and angina only. For the avoidance of doubt, Cardiovascular Indications do not include cerebrovascular diseases, pulmonary hypertension and Chronic Obstructive Pulmonary Disease. Within a reasonable time after the invention or creation of any Arising Patents and the know how related thereto, FARCHIM will notify and provide reasonable particulars of same to CARDIOME.

4.2
Except as disclosed in writing at the time of notice of the invention or creation of any Arising Patents and the know how related thereto, effective as of such date, FARCHIM hereby makes the same warranties to CARDIOME in respect of the Arising Patents and the know how related thereto in respect of the license granted in Section 4.1 that CARDIOME made to FARCHIM in respect of the Purchased Assets, in respect of each of same. All such warranties shall be subject to the same limitations for the benefit of FARCHIM as those contained in this Agreement for the benefit of CARDIOME.

ARTICLE 5—DEVELOPMENT AND FUNDING

5.1
FARCHIM hereby entrusts CARDIOME with the research services as described in the Initial Discovery Phase (as defined in Section 5.2) of the Development Program. For that purpose, the Parties have agreed in writing on the details of such research services on or before the Effective Date (the "Development Plan"), and the same hereby forms an integral part of this Agreement. The parties shall carry out their respective obligations under the Development Program, and in accordance with the direction given by the Steering Committee.

5.2
The intention of the initial twelve (12) months of the Development Program is to focus on understanding the SAR differentiating antitussive activity from anaesthetic activity, and to focus on improving oral availability and/or efficacy (hereafter the "Initial Discovery Phase").

5.3
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5.4
FARCHIM will be solely responsible for pharmacology testing for Products.

5.5
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CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ARTICLE 6—DEVELOPMENT PROGRAM REPORTING

6.1
Within one (1) month of the Effective Date, the Parties shall form a committee of four (4) persons, consisting of two (2) representatives nominated by each Party (hereafter the "Steering

  Committee"). The Steering Committee shall be chaired by a representative of FARCHIM or its designee.

  The Steering Committee shall meet in person or by conference call as regularly as FARCHIM deems appropriate, acting reasonably, with intervals not exceeding quarterly.

  If a member of the Steering Committee is unable to attend any meeting, the member may appoint a person to attend in the member's place.

  All decisions of the Steering Committee shall be by majority decisions of the four (4) members. If the Steering Committee is unable to make a majority decision, the Chairperson shall have the casting vote.

  Minutes of each meeting shall be prepared by FARCHIM in draft form and distributed to the members of the Steering Committee for comment within two weeks of such meeting, prior to being approved by the Steering Committee. This approval shall be communicated between the members of the Steering Committee within a reasonable time of such distribution.

  The Steering Committee will be responsible for co-ordinating the Parties' activities respecting the proper implementation of the Development Program.

6.2
Each Party shall keep accurate books and reports in sufficient detail to enable the other Party or its designee to monitor compliance with this Agreement and the Development Program in particular. Upon reasonable notice by the inspecting Party, the other Party shall permit the inspecting Party or its designee to have access to such of the other Party's books and records as deemed reasonably necessary by the inspecting Party. Any such audit shall be conducted during normal business hours.

6.3
Each Party shall, for each milestone of the Development Program and for so long as such Party is carrying out work in the Development Program, draw up and communicate to the Steering Committee at least quarterly a written report in reasonable detail which describes the progress of the Development Program as well as the data of the research and development works conducted in accordance with the Development Program.

6.4
Reasonably promptly, and in any event, no less than quarterly, each Party shall inform the other Party in writing of any Arising Patents or data, result or innovation, whether patentable or not, resulting from any research and development work carried out by such Party in accordance with or pursuance of the Development Program.

6.5
During the Initial Discovery Phase, FARCHIM or its designee shall have the right to visit during normal business hours CARDIOME's facilities and consult with the persons working on the Development Program as reasonably necessary for ensuring the satisfactory completion of CARDIOME's obligations under to this Agreement, provided that reasonable notice has been given in advance by FARCHIM to CARDIOME.

6.6
CARDIOME shall use all reasonable efforts to meet its milestones set forth in the Development Program. If CARDIOME fails to achieve any of said milestones and/or fails to achieve them by the dates set out therein, it shall promptly notify the Steering Committee thereof. The Steering Committee shall meet in order to discuss such failure and the best way to remedy it.

6.7
FARCHIM shall use all reasonable efforts to meet its milestones set forth in the Development Program and to conduct the research, development, regulatory approval and commercialization of at least one Product, and thereafter use all reasonable efforts to market and sell such Product.

6.8
Each Party, on behalf of itself, and Affiliates and any permitted licensees or sublicensees, shall advise the other Party, by telephone or facsimile, reasonably promptly after a Party, its Affiliates, licensees and/or sublicensees becomes aware of any serious adverse event (as defined in 21 CFR §

  312.32(a) or equivalent as same may be amended or replaced from time to time or its equivalent under applicable laws and regulations) involving the Product(s).

ARTICLE 7—INTELLECTUAL PROPERTY RIGHTS AND PATENTING PURSUANT TO DEVELOPMENT PROGRAM

7.1
FARCHIM shall have and retain sole and exclusive title to all Existing Patents, Know How, Arising Patents, and data, results, inventions and discoveries (including corresponding patents) relating to or that are made, conceived, reduced to practice or generated by the Employees of either Party in the course of the Development Program contemplated under this Agreement. CARDIOME will, at FARCHIM's expense, execute or cause its Employees to execute any document necessary to secure timely and appropriate filing of patents and other intellectual property rights relating to such data, results, inventions and discoveries, and hereby represents that the employment contracts of the persons concerned contain and/or will contain (for persons not currently on the payroll) the obligation on the Employees to execute such documents at no cost to CARDIOME or FARCHIM.

7.2
lnventorship will be dealt with according the principles of US law.

7.3
Following completion of formal transfer of the Existing Patents, FARCHIM will be responsible for the maintenance, filing and prosecution of the Existing Patents and any Arising Patents, and all associated costs with the exception of CARDIOME's overheads if the latter's assistance is required. FARCHIM shall use all reasonable efforts to obtain registration of such patents where appropriate and to maintain same. If FARCHIM desires to abandon any such patent application or registration, it will give CARDIOME reasonable notice of same, and, if CARDIOME request so in writing, within thirty (30) days of said notice, assign such patent to CARDIOME. CARDIOME will pay the out of pocket legal costs and governmental fees associated with such assignment. If CARDIOME has any royalty obligation to FARCHIM in respect of such assigned patents, such obligation will continue, notwithstanding any such assignment.

7.4
FARCHIM will make full disclosure of all patent office actions with respect to such patents and inform CARDIOME of the content of the material correspondence to any patenting authority in sufficient time, but in no event longer than three (3) weeks before FARCHIM sending out such correspondence, to permit CARDIOME to comment on same prior to filing.

7.5
The Parties shall both execute and deliver such further instruments and do such further acts as may be required to implement the intent of this Agreement. Without limiting the generality of the foregoing, each Party shall cause its employees and former employees, where such employees are considered inventors according to US law, to co-operate with the other Party in executing appropriate documents and such other actions as are required to file, prosecute, and confirm the ownership of any Existing Patent or Arising Patent. Each Party shall remunerate its Employees for inventions arising under the Development Program according to the applicable laws.

7.6
CARDIOME shall not submit for written or oral publication any manuscript, abstract or the like which includes any information or data developed in the course of the Development Program activities under this Agreement without first obtaining the prior written consent of FARCHIM, which consent shall not be unreasonably withheld. Publication shall, at the request of FARCHIM, be delayed for up to eighteen (18) months from filing the relevant patent application(s) in order to conduct and complete such filings.

ARTICLE 8—CONSIDERATION

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ARTICLE 9—ROYALTIES TO FARCHIM ON CARDIOME NET SALES OF COLLABORATION COMPOUNDS

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CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ARTICLE 10—TERMINATION BY FARCHIM

10.1
FARCHIM shall have the right to terminate this Agreement for convenience at any time, with the consequences set out in Section 11.2.

10.2
Furthermore FARCHIM shall have the right to terminate this Agreement as to its Article 4 in the event CARDIOME is in breach of its royalty payment obligations under Article 9, and such breach has not been remedied within 3 months of FARCHIM's notice to CARDIOME in this respect.

ARTICLE 11—TERMINATION BY CARDIOME

11.1
CARDIOME may terminate this Agreement at CARDIOME's option upon any of the following events. If FARCHIM:

(i)
does not enter Phase I with a compound from the Development Program within six (6) years of the Effective Date;

(ii)
does not use reasonable efforts to research and develop, obtain regulatory approval for, and commercialize and sell at least one Product, provided that CARDIOME has given FARCHIM notice of such event with reasons why CARDIOME considers that FARCHIM is in default of this termination provision, and FARCHIM has not, within six (6) months after receipt of such notice, cured such default; or

(iii)
is in breach of its royalty payment obligations under Article 8 and such breach has not been remedied within 3 months of CARDIOME's notice to FARCHIM in this respect.

11.2
In the event of termination under Section 11.1, or if FARCHIM terminates this Agreement for convenience pursuant to Article 10, within ninety (90) days of same, as the sole and only remedy for such termination:

(i)
FARCHIM will pay all amounts owing to CARDIOME to the effective date of termination, together with those reasonable and non-cancellable wind-down costs incurred in terminating the Development Program underway at CARDIOME on the effective date of termination, including severance costs, to a maximum of three months salary per employee, if any. CARDIOME will use reasonable efforts to minimize, and if possible, eliminate, such costs; and

(ii)
FARCHIM will return or transfer all Existing Patents and Know How to CARDIOME, and FARCHIM hereby grants a paid up, perpetual, exclusive, worldwide license for all fields with a right to grant sublicenses to CARDIOME of all Arising Patents together with any associated know how and CARDIOME shall have the exclusive right to exploit all such rights in any manner whatsoever in all fields and without any possible recourse of whatever nature against FARCHIM or any of its Affiliates under this Section 11.2(ii); and

(iii)
in the interim between the termination and the license and transfer contemplated pursuant to Section 11.2(ii), FARCHIM shall prosecute and maintain any of such patents so that no rights are abandoned. However, FARCHIM shall be under no obligation thereafter to continue to prosecute, maintain or renew such patents, but FARCHIM shall give CARDIOME all necessary authority and co-operate reasonably with CARDIOME so that CARDIOME may prosecute, maintain or renew such patents.

ARTICLE 12—ROYALTIES TO FARCHIM ON CARDIO ME SALES AFTER TERMINATION

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CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ARTICLE 13—PROVISIONS COMMON FOR ALL ROYALTY PAYMENTS

13.1
The Parties shall keep and require their respective Affiliates, licensees, sub-licensees and distributors to keep complete and accurate records of all sales of Products under the rights granted herein. Either Party shall have the right at its expense, through a chartered public accountant or like person reasonably acceptable to the other Party, to examine such records during regular business hours during the life of this Agreement and for one (1) year after the last royalty payment obligation; provided, however, that such examination shall not take place more often than once a year, and shall not cover such records for more than the preceding three (3) years and provided further that such accountant shall report to the other Party only as to the accuracy of the royalty statements and payments.

13.2
Within sixty (60) days after the close of each calendar quarter, each Party shall deliver to the other Party a true accounting of all Products sold by it, its Affiliates, licensees, sub-licensees and distributors during such quarter and shall at the same time pay all royalties due. Such accounting shall show sales on a country-by-country and Product-by-Product basis.

13.3
Any tax paid or required to be withheld by a Party on account of milestone payments or royalties payable to the other Party under this Agreement shall be deducted from the amount of royalties otherwise due. The Party making the payments shall secure and send to the other Party written proof of any such taxes withheld and paid by it, its Affiliates, licensees, sub-licensees and distributors for the benefit of the other Party, provided that it is understood that if this Agreement is assigned by FARCHIM, CARDIOME should be no worse off than if this Agreement was made and remained with a Swiss corporation and the payments to CARDIOME were made from Switzerland to Canada. Each Party agrees to assist the other Party in claiming refunds, exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

13.4
All payments due under this Agreement shall be payable in United States Dollars. If governmental regulations prevent remittances from a country with respect to sales made in that country, the obligation of a Party to pay royalties on sales in that country shall be suspended until such remittances are possible. The Party entitled to the royalties shall have the right, upon giving written notice to the other Party, to receive payment in that country in local currency.

13.5
Monetary conversions from the currency of a country in which Product is sold, into United States currency shall be made at the exchange rate reported in the Wall Street Journal for the last business day of the calendar quarter for which the royalties are being paid. If there is no such reported exchange rate, the conversion shall be at the rate for such remittances on the last business day of such quarter as certified by Citibank, N.A., New York, U.S.A. If a Party does not receive payment of any sum due to it under this Agreement on the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate of Citibank, N.A., New York, U.S.A.

13.6
In the event that patent license(s) from Third Parties are required by a Party, its Affiliates, licensees, sub-licensees or distributors in order to practice the Existing Patents or the Arising Patents without infringing such Third Parties' rights to develop, make, have made, import, export, use, distribute, promote, market, offer for sale or sell Product (hereinafter "Third Party Patent Licenses") and the other Party consents to such license(s), such consent not to be unreasonably withheld, then the royalty rates set forth in this Agreement shall be adjusted such that the royalty rate for Net Sales of Product which a Party is obligated to pay the other Party shall be reduced dollar for dollar by the royalty which such Party is obligated to pay under Third Party Patent Licenses obtained, provided, however, that the royalty hereunder shall not be reduced by more than fifty percent (50%).

ARTICLE 14—INDEMNITIES

14.1
Pursuant to the rights granted hereunder to it, each Party agrees to, at its expense, defend, indemnify and hold the other Party and its Affiliates, licensees, sub-licensees and distributors (in respect of each Party, its "Indemnitees") harmless from and against any costs, expenses, or damages resulting from, or otherwise arising out of the manufacturing, labeling, advertising, or selling of Products by the indemnifying Party and its Affiliates, licensees, sub-licensees and distributors (in respect of each Party, its "Co-indemnitors"), including, without limitation, in connection with the Products for

(i)
the gross negligence or willful misconduct of indemnifying Party or its Co-indemnitors;

(ii)
product liability (including for clinical trials); and

(iii)
the breach by the indemnifying Party or its Co-indemnitors of any applicable laws or regulations.

  Each party shall assume all product liability (including for clinical trials) for the Products that such Party, directly or indirectly, manufactures, labels, advertises or sells.

14.2
Each Party's obligations to Indemnify the other Party and its lndemnitees hereunder shall not apply to the extent any such costs, expenses, or damages result from, or otherwise arise out of:

(i)
the inactions or actions of the indemnified Party or its Indemnitees for which the indemnified Party is obligated to indemnify the other Party under Sections 14.1 or 14.4; or

(ii)
the gross negligence or willful misconduct of Indemnified Party or its lndemnitees.

14.3
Pursuant to the rights granted hereunder to it, each Party shall maintain and will continue to maintain, covering each country in which such Party or its Affiliates, licensees, sub-licensees or distributors sell Product, clinical trial and product liability insurance coverage appropriate to the risks involved in marketing Product, but not less than two million US dollars ($2,000,000) per occurrence, and will annually present evidence to the other Party that such coverage is being maintained if so requested.

14.4
Each Party agrees to, at its expense, defend, Indemnify and hold the other Party and its lndemnitees harmless from any and all costs, expenses, or damages resulting from, or otherwise arising out of:

(i)
a failure of the indemnifying Party to fulfill its obligations under this Agreement; or

(ii)
any breach of the indemnifying Party's representations and warranties under this Agreement.

14.5
EXCEPT FOR LIABILITY FOR INFRINGEMENT OR ABANDONMENT OF INTELLECTUAL PROPERTY RIGHTS OR BREACH OF THE OBLIGATIONS RESPECTING CONFIDENTIAL INFORMATION, IN NO EVENT SHALL EITHER PARTY

  BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED BY EITHER PARTY UNDER THIS AGREEMENT OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER ARTICLE 14 FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES RECOVERED BY A THIRD PARTY.

14.6
The Party claiming indemnity shall provide the other Party with written notice of any claim or action within ten (10) business days of its receipt thereof and shall afford the indemnifying Party the right to control the defense and settlement of such claim or action. The indemnified Party shall provide reasonable assistance to the indemnifying Party in the defense of such claim or action. If the indemnified Party concludes that there may be legal defenses available to it which are different from, additional to, or inconsistent with, those available to the indemnifying Party, then it shall have the right to select separate counsel to participate in the defense of such action on its behalf and shall thereafter bear the cost and expense of such separate defense. The indemnifying Party shall settle any such claim or action in a way that does not prejudice or adversely impact the indemnified Party without the prior approval of the indemnified Party or its Indemnitees (which approval shall not be unreasonably withheld).

ARTICLE 15—EFFECTIVE DATE—TERM

15.1
This Agreement shall become effective upon the Effective Date.

15.2
Royalty obligations due under this Agreement shall expire in each country upon expiration, lapse or invalidation by a decision of a court or tribunal of competent jurisdiction from which no appeal is or can be taken, of the last remaining member of Patent Families in such country covering the sale of the relevant Product in such country (the "Royalty Term").

15.3
Expiration of the Royalty Term in respect of any Product under this Agreement shall not preclude a Party from continuing to market the Product and to use Know How without further royalty payments.

ARTICLE 16—NO ASSIGNMENT

16.1
This Agreement or any interest therein may not be assigned in whole or in part by any Party without the consent of the other Party, which shall not unreasonably be withheld. Notwithstanding the foregoing, either Party may sell, transfer or assign its rights under this Agreement:

(i)
to any Affiliate on prior written notice to the other Party; provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement, and the assignor remains primarily responsible for the performance of such Affiliate; or

(ii)
to any Third Party as part of a sale or transfer of substantially all of its assets; provided that such Third Party agrees in writing to be bound by the terms and conditions of this Agreement.

16.2
FARCHIM will not assign title to any Existing Patent, the Know How, or any Arising Patents or associated know how to any person without assigning this Agreement to such person in compliance with the terms of Section 16.1.

16.3
FARCHIM has delivered a letter from UCB SA, an Affiliate of FARCHIM, to CARDIOME on or before the Effective Date which provides that UCB SA shall cause FARCHIM to perform its obligations under this Agreement.

ARTICLE 17—CONFIDENTIALITY

17.1
Subject to Article 18 below and the rest of this Article 17, the Parties agree that, the terms of the Confidentiality Agreement shall apply to disclosures made pursuant to this Agreement and the definition of "Confidential Information" set out in the Confidentiality Agreement shall apply to the terms of this Agreement, any disclosures made pursuant hereto, including, without limitation, the transactions contemplated by this Agreement. The exclusions to the definition of "Confidential Information" set out in the Confidentiality Agreement shall apply to the foregoing.

17.2
The Parties' obligations under the Confidentiality Agreement shall survive until the later of the expiry of: (i) the Royalty Term hereunder; and (ii) ten years from the Effective Date.

17.3
The terms of this Agreement may be disclosed by a Party to its Employees and representatives under an obligation of confidence. The terms of this Agreement may be disclosed by a Party to Third Parties under an obligation of confidence as reasonably necessary to exploit the rights granted hereunder.

ARTICLE 18—MEDIA ANNOUNCEMENTS

        No Party shall issue any press release, publish any circular or issue or release any other public document or make any public statement, nor disclose to any person whatsoever (other than those employees and professional advisors with a need to know) any information, relating to or connected with or arising out of this Agreement or the matters contained in it, without obtaining the prior written approval of the other Party to the contents and manner of the publication of same. Notwithstanding the foregoing, either Party may make any release respecting this Agreement or the matters contemplated hereby as reasonably necessary to comply with laws or regulations or for appropriate market disclosure without the other Party's prior written consent. In such event, such other Party shall be given prompt notice of any such disclosure and to the extent practicable an opportunity to comment on any such proposed disclosure.

ARTICLE 19—COUNTERPARTS

        This Agreement may be executed in counterparts, and each counterpart shall be deemed an original, but all such counterparts together shall constitute one agreement.

ARTICLE 20—ENTIRE AGREEMENT

        The Confidentiality Agreement (as expressly modified by this Agreement) and this Agreement constitute the entire agreement between the Parties hereto and shall supersede any other agreements, whether oral or written, expressed or implied, as they pertain to the subject matter hereof. In the event of contradiction between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall prevail.

ARTICLE 21—EXPENSES

        Whether or not the acquisition is consummated, all expenses incurred in connection with this matter shall be the obligation of the Party incurring such expenses.

ARTICLE 22—OFFERS

        During the Initial Discovery Phase and for a period of one (1) year thereafter, neither Party shall (nor will it permit any of its officers, directors, agents, representatives or Affiliates to), directly or indirectly, offer any employment to any Employee of the other Party.

ARTICLE 23—NOTICES

        Any notice or other communication required or permitted to be given under this Agreement may be delivered personally or be sent by facsimile transmission addressed to the Party at the address indicated on page one hereof, and in the case of CARDIOME, to the attention of the CEO, and in the case of FARCHIM, to the attention of the Director of Pharma Division. Any such notice or other communication shall be deemed to have been given to the Party to whom it was addressed and received by that Party on actual delivery to that Party.

ARTICLE 24—FORCE MAJEURE

        If the performance of any part of this Agreement by either Party, or if the obligation of either Party under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, the Party so effected shall be relieved from it obligation to perform provided that such Party use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

ARTICLE 25—GOVERNING LAW—DISPUTE RESOLUTION—JURISDICTION

        This Agreement shall be ruled and interpreted according to the laws of the Canadian province of British Columbia and the laws of Canada applicable therein.

        Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be referred first to senior management of the parties for amicable resolution. In the event that amicable resolution is not reached within a reasonable period of time (which in any event shall not exceed 60 days), then either Party may refer the dispute to the exclusive jurisdiction of the Courts of Vancouver, British Columbia.

ARTICLE 26—SURVIVAL

        Termination of this Agreement shall not relieve either party of its obligations incurred prior to such termination. The following terms shall survive any termination of this Agreement: Article 1, Sections 2.3, 2.4, 2.5, 2.6 and 2.8, Sections 7.2 and 7.5, Section 11.2, Article 12, Article 13, Article 14, Article 17 (in accordance with its terms), Article 20, Article 23 and Article 25.

        IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

        Done in two (2) copies, each Party having received its copy.

CARDIOME Pharma Corp. by its authorized signatory:			UCB Farchim S.A. by its authorized signatory:

Per:			Per:

	/s/ Bob RIEDER			/s/ M. WIERS
	Name:	Bob Rieder PRESIDENT, CEO		Name:	M. Wiers Chairman of the Board of Directors

Per:

/s/ E. CROURFER
				Name:	E. Croufer Vice-Chairman of the Board of Directors

Date:	September 18, 2002		Date:	September 4, 2002

Place:	Vancouver, Canada		Place:	Brussels

UCB Legal Department

CM/ML/C-FIL/FARCHIM/MISC/CARDIOME-5665-12-Final

02.09.2002

SCHEME 1.    SCREENING STRATEGY

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CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

LIST OF ANNEXES

To the Agreement between Cardiome Pharma Corp. and UCB Farchim S.A.

There are no annexes

The development plan set out hereunder shall be signed simultaneously with the Agreement and the CV's shall be attached

Development Plan

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CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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DEVELOPMENT AND TRANSFER AGREEMENT
SCHEME 1. SCREENING STRATEGY
LIST OF ANNEXES